Exhibit 3.93

AGREEMENT OF LIMITED

PARTNERSHIP OF DADE INVESTMENT, L.P.

This Agreement of Limited Partnership (“Agreement”) is made as of the 28th day of August, 1991, by and among NCP Dade Power Incorporated, a Delaware corporation, (the “General Partner”) and NCP Pasco Incorporated, a Delaware corporation (the “Limited Partner”) (the General Partner and the Limited Partner are hereinafter collectively referred to as the “Partners” or the “Parties”).

ARTICLE 1

FORMATION OF LIMITED PARTNERSHIP

1.1                       Formation. The Partners hereby ratify the formation and establishment of a limited partnership (the “Partnership”) under the limited partnership law of the State of Delaware.

1.2                       Name. The name of the Partnership shall be “Dade Investment, L.P.,” which name may be changed by the General Partner by written notice to the Limited Partner.

1.3                       Principal Place of Business. The principal place of business of the Partnership shall be at 1100 Town & Country Road, Suite 800, Orange, California 92668, or at such other place as the General Partner may from time to time designate in writing to the Limited Partner. The Partnership may also maintain other offices at such other places as the General Partner may deem advisable.

1.4                       Address of General Partner. The address of the General Partner is 1100 Town & Country Road, Suite 800, Orange, California 92668, or such other place as the General Partner may from time to time designate in writing to the Limited Partner.

1.5                       Purpose of the Partnership. The purpose of the Partnership shall be:

(a)   to become a limited partner in, and invest funds in, Pasco Cogen, Ltd., a Florida limited partnership organized to develop, construct, own, finance, manage and operate an electrical and steam generating facility in Pasco County, Florida (the “Project”); and

(b)   to perform any acts and activities necessary or appropriate with respect to the foregoing purpose.

1.6                       Certificate of Limited Partnership. A Certificate of Limited Partnership (“Certificate”) was filed in the office of the Secretary of State of Delaware on May 23, 1991. The General Partner shall execute and cause to be filed certificates of amendment of the Certificate whenever required by the limited partnership law of the State of Delaware or this Agreement. The General Partner shall, if required, also record a certified copy of the Certificate and any amendments thereto in the office of the county recorder in every county in which the Partnership owns real property.

ARTICLE 2

TERM OF THE PARTNERSHIP

2.1                       Commencement. The term of the Partnership commenced on May 23, 1991 and shall continue in full force and effect until December 31, 2015 (the “Expiration Date”), unless sooner dissolved, liquidated or otherwise terminated in accordance with the provisions of this Agreement or as provided by law.

ARTICLE 3

PARTNERSHIP INTERESTS: CAPITAL CONTRIBUTIONS

3.1                       Partnership Interests. The Partners each hold the following initial partnership interests (“Partnership Interests”), which interests are subject to change pursuant to the terms of this Agreement:

General Partner:
NCP Dade Power Incorporated	1%

Limited Partner:
NCP Pasco Incorporated	99%

3.2                       Contribution of General Partner. Concurrently with the execution of this Agreement, the General Partner shall make a capital contribution to the Partnership of One Dollar ($1.00).

3.3                       Contribution of The Limited Partner. Concurrently with the execution of this Agreement, the Limited

Partner shall make a capital contribution to the Partnership of Ninety-Nine Dollars ($99.00).

3.4                       Capital Accounts. A separate capital account shall be established for each Partner on the books of the Partnership (“Capital Account”). The amount of such Partner’s Capital Account at any time shall be the amount of the capital contribution of such Partner, increased by (a) the amount of any additional capital contributions made by such Partner to the capital of the Partnership, and (b) the amount of taxable income allocated to the Partner pursuant to Article 5 hereof, and decreased by (x) the amount of cash and the fair market value of any property transferred to the Partner as a distribution pursuant to Article 4 hereof, and (y) the amount of taxable loss allocated to the Partner pursuant to Article 5 hereof. The Capital Accounts may be positive or negative. The Limited Partner shall not be under any obligation to restore any deficit in its Capital Account.

3.5                       Additional Contributions. Additional capital contributions may be made from time to time as the Partners may agree, in the proportions set forth in Section 3.1 hereof unless the Partners otherwise agree.

3.6                       Return of Capital and Waiver of Partition. No Partner shall have the right to demand or receive from the Partnership any return of capital contributions made pursuant to this Agreement, except upon dissolution of the Partnership or as otherwise provided for herein.

3.7                       Advances. Any Partner may make advances to the Partnership in such amounts and upon such commercially reasonable terms as the General Partner shall deem necessary for the business of the Partnership. Such advances shall not be deemed contributions to capital.

ARTICLE 4

DISTRIBUTIONS OF PARTNERSHIP FUNDS

4.1                       Distribution of Net Cash Flow. The General Partner shall distribute at such times as it determines to be appropriate, all or part of the Partnership’s Net Cash Flow on a pro rata basis according to the Partnership Interests set forth in Section 3.1.

4.2                       Distribution on Liquidation. Upon the liquidation of the Partnership in accordance with the terms hereof, and after providing for or paying all expenses of the

Partnership and claims against the Partnership (including, without limitation, advances made pursuant to Section 3.7 hereof) and after funding reserves reasonably necessary in connection with the proper liquidation of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners on a pro rata basis in accordance with their respective Capital Accounts. Distributions pursuant to this Section 4.2 may be made in cash or other property or both. Any distributions of property shall be based on the fair market value of such property.

4.3                       Net Cash Flow. “Net Cash Flow” shall mean the Partnership’s available cash realized from all sources, less (a) expenses (including but not limited to debt service), (b) such reserves as the General Partner deems reasonably necessary for the proper operation of the Partnership’s business, and (c) any fees and expenditures authorized by this Agreement except for expenditures paid out of capital or loan proceeds.

ARTICLE 5

ALLOCATIONS

5.1                       Profit and Loss Allocations. The profits and losses of the Partnership shall be allocated to the Partners in proportion to their Partnership Interests as set forth in Section 3.1 hereof.

ARTICLE 6

GENERAL PARTNER

6.1                       Management. The General Partner shall have sole and complete discretion in the management and control of the business of the Partnership, and shall make all decisions affecting the business of the Partnership and shall manage and control the affairs of the Partnership to the best of its ability so as to carry out the purpose of the Partnership. The powers of the General Partner include, but are not limited to, the power:

(a)   to expend the capital and profits of the Partnership in furtherance of the Partnership’s business, including contributions to the capital of Pasco Cogen, Ltd. ;

(b)   to acquire, hold, lease as lessor or lessee, sell, finance, mortgage, convey, or refinance the real and personal property of the Partnership;

(c)   to borrow money and execute promissory notes and to secure the same by mortgage upon the Partnership’s property;

(d)   to lend money in furtherance of the Partnership’s purposes;

(e)   to commence, defend, compromise or settle any claims, proceedings, actions or litigation for and on behalf of the Partnership and retain legal counsel in connection therewith and pay out of the assets of the Partnership any and all liabilities and expenses (including fees of legal counsel) incurred in connection therewith;

(f)   to execute on behalf of the Partnership such documents as may be necessary or appropriate to facilitate the financing of the Project, including without limitation the granting of a security interest in the Partnership’s interest in Pasco Cogen, Ltd. for the benefit of entities providing financing for the Project; and

(g)   to enter into and carry out agreements of any kind, and to do any and all other acts and things as the General Partner may deem necessary, proper, convenient, or advisable to effectuate and carry out the purposes of the Partnership.

6.2                       Obligations. The General Partner shall: (a) devote only such of its time to the management of the business of the Partnership as it deems necessary to conduct it for the reasonable advantage of the Partnership; (b) file and publish all certificates, notices or other instruments required by law for formation and operation of the Partnership; and (c) cause to be maintained capital accounts on the books and records of the Partnership in respect of each Partner’s interest in the Partnership.

6.3                       Partnership Services. The General Partner may, in furtherance of its powers, rights and obligations hereunder, employ, or contract with any person for the account of the Partnership for the transaction of the business of the Partnership.

6.4                       Reimbursement. The General Partner shall be reimbursed by the Partnership for all costs, including a reasonable allowance for overhead and administrative costs, incurred by or on behalf of the General Partner in connection with performing its obligations on behalf of the Partnership.

6.5                       Indemnification. The General Partner, its directors, officers, employees, assigns, representatives and any of its affiliates (each such person being an “Indemnitee”), shall be held harmless and be indemnified by the Partnership for any liability, damage, expense (including reasonable attorney’s fees) or loss suffered (collectively “Loss”) by reason of such Indemnitee’s acting in its given capacity in connection with Partnership activities, except for any Loss suffered because of such Indemnitee’s gross negligence or willful misconduct. No Indemnitee shall be liable to the Partnership for any Loss suffered by the Partnership in connection with its activities, except for any Loss suffered because of such Indemnitee’s gross negligence or willful misconduct.

6.6                       Partnership Tax Matters. The General Partner is designated as the tax matters partner of the Partnership. In carrying out its responsibilities as tax matters partner, the General Partner shall have authority to make such elections, take such actions and enter into such agreements as it deems in the best interests of the Partners. Any expense incurred by the Partnership in contesting with the Internal Revenue Service or any state income tax authority any change in income or loss or the allocation of income or loss to any Partner shall be an expense of the Partnership.

ARTICLE 7

RIGHTS OF THE LIMITED PARTNER

7.1                       No Liability. The Limited Partner shall not be subject to assessment nor shall it be liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed by the Limited Partner to the capital of the Partnership and such Partner’s share of undistributed profits of the Partnership.

7.2                       Management. The Limited Partner, as such, shall not take part in the management of the Partnership’s business, transact any business for the Partnership, or have the power to sign for or to bind the Partnership to any agreement or document.

7.3                       Inspection. The Limited Partner and its designated representatives shall be entitled to review and copy the records of the Partnership at reasonable times upon prior notice and at the location where such records are kept by the Partnership.

7.4                       Voting Rights. Except as expressly provided in this Agreement, the Limited Partner shall have no right to vote on any Partnership matter. The following actions shall require the consent of both the General Partner and the Limited Partner:

(i)      The dissolution and winding up of the Partnership;

(ii)     A change in the nature of the Partnership’s business;

(iii)    The admission or removal of a general partner; and

(vi)    An amendment to this Agreement or the Certificate.

ARTICLE 8

ADDITIONAL PARTNERS; WITHDRAWALS

8.1                       Limited Partner. The Limited Partner shall cooperate with the General Partner in doing all things necessary or desirable to assure that the Partnership at all times complies with any and all applicable securities laws.

8.2                       Restrictions on Transfer; Withdrawal. The Limited Partner may not sell, assign or otherwise transfer all or any portion of its Partnership Interest or any fraction thereof except to the Partnership, or voluntarily withdraw from the Partnership, unless such Partner obtains the prior written consent of the General Partner, which consent may be withheld in the General Partner’s sole discretion. Any purported sale, assignment or transfer of all or any portion of the Limited Partner’s Partnership Interest without such consent shall, to the fullest extent permitted by law, be null, void and of no effect. Before any Partnership Interest or portion thereof is offered by the Limited Partner to a third party, such interest shall first be offered to the Partnership on the same terms contemplated in the offer to the third party, and the Partnership shall have a continuing right of first refusal with respect to all offers to or from third parties with respect to a Partnership Interest.

8.3                       Assignee.

(a)   A Limited Partner who shall sell, assign or otherwise transfer all of such Limited Partner’s Partnership Interest in accordance with Section 8.2 hereof shall cease to be a Limited Partner, except that, unless and until the grantee, assignee or other recipient of such Partnership Interest (the “Assignee”) is admitted as a substituted Limited Partner in accordance with Section 8.3(b) hereof, the assigning Limited Partner shall retain the statutory rights of a Limited Partner under the limited partnership law of the State of Delaware and shall retain its obligations as a Limited Partner under this Agreement. A person who is the Assignee of a Partnership Interest of a Limited Partner but has not become a substituted Limited Partner in accordance with Section 8.3(b) hereof shall have no rights as a Limited Partner under this Agreement.

(b)   Any Assignee of the Limited Partner’s Partnership Interest shall be admitted to the Partnership as a substituted Limited Partner only with the prior written consent of the General Partner, which consent shall be in the sole discretion of the General Partner. If any proposed substituted Limited Partner is to be admitted on or subject to terms different from those applicable to the Limited Partner whose interest such proposed substitute Limited Partner is to succeed, the express approval of the General Partner is required with respect to any such different terms.

8.4                       Continuation of Partnership. In the case of the Limited Partner’s withdrawal or the admission of a new limited partner, the Partnership shall not dissolve or terminate but shall continue without any break in continuity. Upon the occurrence of any of these events, the other Partners shall not liquidate or wind up the affairs of the Partnership, except as otherwise provided in this Agreement, and will continue to conduct the Partnership under the terms of this Agreement.

ARTICLE 9

DISSOLUTION AND LIQUIDATION

9.1                       Dissolution. The Partnership shall be dissolved and its business shall be wound up on the first to occur of the following:

(a)   The sale, condemnation, transfer or other disposition of all or substantially all of the Partnership’s property in accordance with the terms of this Agreement;

(b)   The written agreement of the Partners to voluntarily dissolve and wind up the Partnership;

(c)   The occurrence of any of the events specified in Section 9.2 hereof, unless the Limited Partner shall elect as provided in Section 9.2 hereof to continue the Partnership as provided in such Section; or

(d)   The Expiration Date as provided in Section 2.1 hereof.

9.2                       Continuation of Partnership. Upon (a) the dissolution, resignation, insolvency, bankruptcy or other legal incapacity of the General Partner or any other event which would legally disqualify the General Partner from acting hereunder, (b) the occurrence of any other event which, by law, would require the Partnership to be dissolved, (c) the agreement of the General Partner and the Limited Partner that there has been a material breach of this Agreement by the General Partner, or (d) in the case of no agreement between the Partners pursuant to clause (c) immediately above, a determination from which no further rights of appeal lie that there has been a material breach by the General Partner of this Agreement, the Partnership shall be dissolved and wound up unless, within ninety (90) days after the occurrence of any such event, the Limited Partner shall elect, in writing, that the business of the Partnership shall be continued on the terms and conditions herein contained and the Limited Partner shall designate one or more persons to be substituted as the general partner of the Partnership.

9.3                       Liquidation Procedure.

(a)   A reasonable time shall be allowed for the orderly liquidation by the General Partner of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to minimize the losses normally attendant to a liquidation.

(b)   Upon dissolution of the Partnership for any reason, distributions under Article 4 hereof and allocations under Article 5 hereof shall continue to be made in accordance with the provisions of this Agreement in effect from time to time during the period of liquidation.

(c)   Subject to Section 9.4 hereof, the General Partner, as liquidator, shall proceed to liquidate the Partnership property to the extent that it has not already been reduced to cash, and such cash liquidation proceeds shall be applied and distributed in accordance with the provisions of this Agreement.

9.4                       Liquidating Partner. If the dissolution of the Partnership is caused by circumstances under which there is no surviving General Partner or if the dissolution is caused by a wrongful act of the General Partner, then the Limited Partner shall proceed to wind up the business affairs of the Partnership. In such event, the Limited Partner shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Limited Partner’s taking of any action authorized under, or within the scope of this Agreement; provided, however, that the Limited Partner shall not be entitled to indemnification where the claims at issue arose out of:

(a)   A matter unrelated to the Limited Partner’s action under the provisions of this Agreement; or

(b)   The gross negligence or willful misconduct of the Limited Partner.

The Limited Partner is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Partners, such appointment being coupled with an interest, to make, execute, sign, acknowledge, verify and file with respect to the Partnership all papers which shall be necessary or desirable to effect the dissolution and termination of the Partnership in accordance with the provisions of this Section. Without limiting the foregoing, the Limited Partner shall, upon the final dissolution and termination of the Partnership in accordance with the provisions of Section 9.1 hereof, file an appropriate certificate to such effect in the proper governmental office or offices under the Delaware Revised Uniform Limited Partnership Act as then in effect. Notwithstanding the foregoing, each Partner, upon the request of the Limited Partner, shall promptly execute, acknowledge, verify and deliver all such documents, certificates and other instruments as the Limited Partner shall reasonably request to effectuate the proper dissolution and termination of the Partnership, including the winding up of the business of the Partnership, pursuant to this Section 9.4.

ARTICLE 10

BOOKS AND RECORDS

10.1                    Books of Account. The Partnership shall maintain its books and records, and shall determine all amounts of taxable income or loss and tax credits, on the accrual basis of accounting in accordance with principles applicable in determining taxable income or loss for Federal income tax purposes for partnerships, and to the extent not provided, in accordance with generally accepted accounting principles, consistently applied. The Partnership shall also keep all other records necessary or convenient to recording the Partnership’s business and affairs and sufficient to record the determination and allocation of all items of taxable income or loss and tax credits and all distributions and other amounts as may be provided for herein and to meet the requirements of any bank or other lenders to the Partnership or to meet any reporting requirements imposed on any of the Partners by government or regulatory authorities, or by this Agreement, including keeping an additional set of records on a full accrual basis of accounting in accordance with generally accepted accounting principles, consistently applied.

ARTICLE 11

GENERAL PROVISIONS

11.1                 Power of Attorney.

(a)   The Limited Partner makes, constitutes, and appoints the General Partner, with full power of substitution, its true and lawful attorney for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, file, and record this Agreement, and to sign, execute, certify, acknowledge, file, and record all appropriate instruments amending this Agreement as now or hereafter amended, including, without limitation, agreements or other instruments or documents: (a) to reflect any amendments duly made to the Agreement; (b) to reflect the admission to the Partnership of a substituted limited partner or the withdrawal of any Partner, in the manner prescribed in this Agreement; and (c) which may be required of the Partnership or of any Partner by the laws of the State of Delaware or any other jurisdiction or governmental agency. The Limited Partner authorizes the General Partner to take any further action which the General Partner shall consider necessary or advisable to be done in and about the foregoing (including the power to consent to items (a), (b), and (c) above as fully as the Limited Partner might or could do if personally present) and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

(b)   The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by the General Partner by listing the Limited Partner executing any agreement, certificate, instruction, or document with the signature of the General Partner acting as attorney-in-fact for it, and, notwithstanding any provision of this Agreement to the contrary, shall survive the delivery of an assignment or other transfer by a Limited Partner of the whole or a portion of its interest in the Partnership, until the Assignee thereof becomes a substituted limited partner.

11.2                 Notices. Except as otherwise provided herein, any notice which shall be given in connection with the business of the Partnership shall be duly given if reduced to writing and delivered personally to the person to whom it is authorized to be given, or if sent by mail (registered mail, return receipt requested) or telecopy to the last address furnished by it for such purpose.

11.3                 Validity. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

11.4                 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

11.5                 Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, and their respective permitted successors, heirs, devises, assigns, legal representatives, executors, and administrators.

11.6                 Headings. All articles and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

11.7                 Nonrecourse Creditors. A creditor who makes a nonrecourse loan to the Partnership will not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor.

11.8                 Affiliate. An “affiliate” of any entity shall mean any individual, corporation, partnership, group or trust that directly or indirectly controls, is controlled by, or is under common control with, such entity.

11.9                 Amendment. This Agreement or any portions thereof, may be amended, or restated in its entirety, by the written consent of all of the Partners.

11.10            Entire Agreement. This Agreement contains the entire understanding among the Partners and supersedes any and all prior understandings or written or oral agreements between the Partners respecting the within subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENERAL PARTNER

NCP DADE POWER INCORPORATED

By:	/s/ Kenneth Ross
Title:	Vice President

LIMITED PARTNER

NCP PASCO INCORPORATED

By:	/s/ Kenneth Ross
Title:	Vice President